Exhibit 5.15

CONSENT OF R. SIROIS

In connection with (1) the technical report dated February 27, 2009 entitled “National Instrument 43-101 Technical Report: Westwood Project, Québec Canada” (the “Westwood Report”); and (2) the annual information form of the Corporation dated March 31, 2009, which includes reference to my name in connection with mineral resource estimations, technical information and the Westwood Report and the properties described therein, the undersigned hereby consents to reference to the undersigned’s name and information derived from the Westwood Report included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission.

Date: July 9, 2009

/s/ Réjean Sirois, eng.
Name:	Réjean Sirois, eng.
Title:	Manager, Mining Geology